SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Check the appropriate box:

[ ]  Preliminary Information Statement      [ ] Confidential, For Use of the
                                                Commission Only (as Per-
                                                mitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement


                         CADAPULT GRAPHIC SYSTEMS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):

[x]      No fee Required

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

         (5)      Total fee paid:

         ----------------------------------------------------------------------

         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

         (1)      Amount Previously Paid:

         ----------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

         (3)      Filing Party:

         ----------------------------------------------------------------------

         (4)      Date Filed:

         ----------------------------------------------------------------------

                         CADAPULT GRAPHIC SYSTEMS, INC.
                               110 Commerce Drive
                           Allendale, New Jersey 07401



                              INFORMATION STATEMENT

                              Dated:  August 5, 1999



WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                   GENERAL

      This Information Statement is first being furnished, on or about August 5, 1999, to holders of record (the "Stockholders"), as of the close of business on June 30, 1999, of the common stock, $.001 par value per share ("Common Stock"), of Cadapult Graphic Systems, Inc., a Delaware corporation (the "Company"), in connection with the previous approval by the Company's Board of Directors of the corporate action referred to below (the "Certificate Amendment Actions") and its subsequent adoption by written consent of the holders of the majority of the Company's Common Stock, including certain members of Management and the Board of Directors of the Company (collectively "Majority Stockholders").

      Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and the Company's By-Laws to approve the Certificate Amendment Actions. Accordingly, the Certificate Amendment Actions will not be submitted to the other stockholders of the Company for a vote and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning the Certificate Amendment Actions in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                     CERTIFICATE AMENDMENT ACTIONS TAKEN

      The Company, as authorized by the necessary approvals of the Board of Directors and the Majority Stockholders, has adopted resolutions regarding amending the Company's Certificate of Incorporation to decrease the number of authorized capital stock and to authorize a class of preferred stock by changing the authorized capital stock that the Company is authorized to issue to twenty five million (25,000,000), consisting of twenty million (20,000,000) shares of Common Stock with $.001 par value per share and five million (5,000,000) shares of preferred stock with $.001 par value ("Preferred Stock").

      The Board of Directors of the Company (the "Board") has approved, and the Majority Stockholders, who collectively owned 1,707,500 shares (approximately 56%) of the 3,068,307 shares of Common Stock entitled to vote, as of June 30, 1999, have delivered written consents in lieu of a meeting of Stockholders dated June 30, 1999 approving the Certificate Amendment
Actions. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon is required to approve the Certificate Amendment Actions. Such Certificate Amendment Actions are sufficient to satisfy the applicable requirements of Delaware law that such action be approved by Stockholders. Accordingly, Stockholders will not be asked to take further action on the Certificate Amendment Actions at any future meeting.

      The Certificate Amendment Actions described above will not afford Stockholders the opportunity to dissent from the Certificate Amendment Actions and to receive an agreed or judicially appraised value for their shares.

      The Certificate Amendment Actions will be effective on the date that a Certificate of Amendment of the Certificate of Incorporation with respect to the Certificate Amendment Actions is filed with the Secretary of State of the State of Delaware. This filing will occur on or after the 20th day following the date of this Information Statement.

                          DESCRIPTION OF SECURITIES

      Giving effect to the amendment to the Certificate of Incorporation, the Company will be authorized to issue twenty five million (25,000,000) shares, consisting of twenty million (20,000,000) shares of common stock with $.001 par value per share and five million (5,000,000) shares of preferred stock with $.001 par value.

Preferred Stock
---------------

      Certain terms of the Preferred Stock, including, without limitation, dividend, liquidation and conversion rights have not be designated, and may be designated by the Board of Directors at its sole discretion. The amendment to the Certificate of Incorporation provides that the Company's Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Delaware General Corporation Law.

                        FINANCIAL AND OTHER INFORMATION

      The following financial information contains the Company's financial statements as set forth in the Company's 1997 Annual Report on Form 10-KSB/A, Quarterly Report on Form 10-QSB/A for the Transition Period ending June 30, 1998, filed on or about September 1, 1998, and in the Company's Quarterly Report on Form 10-QSB, filed on or about May 4, 1999.

MANTYLA, McREYNOLDS
AND ASSOCIATES, C.P.A.'S
A Professional Corporation



Board of Directors and Stockholders
Seafoods Plus, LTD.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Seafoods Plus, LTD. [a development stage, Utah corporation] as of December 31, 1997 and December 31, 1996, and the related statements of stockholders' equity/(deficit), operations, and cash flows for the years then ended and for the period from reactivation [December 31, 1994] through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seafoods Plus, LTD. as of December 31, 1997, and December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Seafoods Plus, LTD. will continue as a going concern. As discussed in note D to the financial statements, the Company has accumulated losses from inception totaling $47,022 and presently has no prospects for commencing operations or generating revenue. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note D. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                           /S/ MANTYLA, McREYNOLDS & ASSOCIATES
                                           Mantyla, McReynolds & Associates
February 27, 1998
Salt Lake City, Utah


                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                                 Balance Sheets
                           December 31, 1997 and 1996

                                                                     1997                 1996
ASSETS

        Current Assets
               Cash - note B                                     $       583            $    653
                                                                  ----------             -------
        Total Current Assets                                             583                 653
                                                                  ----------             -------
        TOTAL ASSETS                                             $       583           $     653
                                                                  ==========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

        Current Liabilities
               Accounts payable                                  $        401            $    401
               Shareholder Loan - Note F                                7,777               4,236
               Income taxes payable - Notes A & C                         100                 100
                                                                   ----------            --------
        Total Current Liabilities                                       8,278               4,737
                                                                   ----------             -------

TOTAL LIABILITIES                                                       8,278               4,737
                                                                   ----------            --------

STOCKHOLDERS' EQUITY

        Capital stock - 50,000,000 shares authorized at $0.001 par;
           2,000,012 post-split shares issued and outstanding         2,000                2,000
        Additional paid-in capital                                   37,327               37,327
        Deficit accumulated during development stage                (47,022)             (43,411)
                                                                   --------             --------

TOTAL STOCKHOLDERS' EQUITY                                           (7,695)              (4,084)
                                                                   --------             --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $        553           $      653
                                                                ===========            =========


                 See accompanying notes to financial statements


                                      SEAFOODS PLUS, LTD.
                                 [A Development Stage Company]
                              Statements of Stockholders' Equity/(Deficit)
        For the Period from Reactivation [December 31, 1994] through December 31, 1997

                                                                                  Deficit
                                                                                Accumulated
                                                                Additional        During              Total
                                 Number of        Common          Paid-in       Development       Stockholders'
                                  Shares           Stock          Capital          Stage             Equity
                              --------------- --------------  -------------- ----------------  -------------------
Balance, December 31, 1994    $      350,012  $         350   $      28,977  $      (30,030)   $             (703)

Issued 1,650,000 shares for cash   1,650,000          1,650           8,350                                10,000

Net loss for the year ended
December 31, 1995                                                                    (8,577)               (8,577)
                              --------------- --------------  -------------- ----------------  -------------------
Balance, December 31, 1995         2,000,012           2,000          37,327         (38,607)                  720
                              --------------- --------------  -------------- ----------------  -------------------
Net loss for the year ended
December 31, 1996                                                                     (4,804)              (4,804)
                              --------------- --------------  -------------- ----------------  -------------------
Balance, December 31, 1996         2,000,012           2,000          37,327         (43,411)              (4,084)

Net loss for the year ended
December 31, 1997                                                                     (3,611)              (3,611)
                              -------------- ---------------  -------------- ----------------  -------------------
Balance, December 31, 1997         2,000,012  $        2,000   $      37,327 $       (47,022)  $           (7,695)
                              =============== ==============  ============== ================  ===================


                 See accompanying notes to financial statements


                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                            Statements of Operations
             For the Years Ended December 31, 1997 and 1996, and for
      the Period from Reactivation [December 31, 1994] through December 31, 1997


                                                                       For the Period
                             For the Year Ended  For the Year Ended    from Reactivation to
                             December 31, 1997   December 31, 1996     December 31, 1997

Revenues                     $           -0-     $          -0-        $           -0-


Expenses                                3,511              4,704                 16,692
                             ---------------------   --------------       -------------


Loss Before Income Tax                 (3,511)            (4,704)               (16,692)


Income taxes- notes A & C                 100                100                    300
                             ---------------------  ---------------      ---------------


Net Loss                     $         (3,611)   $        (4,804)      $        (16,992)
                              ====================  ===============      ===============


Net Loss Per Share           $           (.01)   $          (.01)      $           (.01)
                              ===================   ===============      ===============

Weighted Average
  Shares Outstanding                  2,000,012         2,000,012             1,505,765
                              ===================   ===============      ===============




                           See accompanying notes to financial statements


                               SEAFOODS PLUS, LTD.
                          [A Development Stage Company]
                            Statements of Cash Flows
             For the Years Ended December 31, 1997 and 1996, and for
      the Period from Reactivation [December 31, 1994] through December 31, 1997

                                                                               For the Period
                                    For the Year Ended   For the Year Ended    from Reactivation to
                                    December 31, 1997    December 31, 1996     December 31, 1997

Cash Flows From Operating Activities
- ------------------------------------

Net Loss                            $        (3,611)      $        (4,804)     $        (16,992)

Adjustments to reconcile net income to net
  cash provided by operating activities:
        Increase/(decrease) in:
               Accounts payable                 -0-                   -0-                   401
               Income taxes payable             -0-                   -0-                  (603)
               Shareholder loan               3,541                 4,236                 7,777
                                      -----------------     ---------------     -----------------

Net Cash Used For Operating Activities          (70)                 (568)               (9,417)
                                       -----------------     ---------------     -----------------

Cash Flows From Financing Activities
- ------------------------------------

Issuance of common stock                        -0-                    -0-               10,000
                                        ----------------      --------------     ----------------
Net Cash Provided By Financing Activities       -0-                    -0-               10,000
                                        -----------------     --------------     ----------------

Net Increase (Decrease)  in Cash                (70)                  (568)                 583

Beginning Cash Balance                          653                   1,221                 -0-
                                        -----------------     --------------     ----------------

Ending Cash Balance                 $           583            $        653      $          583
                                       ==================     ==============     ================

Supplemental Disclosure of Cash Flow Information:

Cash paid for the period for interest $        -0-             $       -0-       $          -0-
Cash paid for the period for income taxes   $  -0-             $       100       $          890

                 See accompanying notes to financial statements

                               SEAFOODS PLUS, LTD.
                          Notes to Financial Statements
                                December 31, 1997

NOTE A    Summary of Significant Accounting Policies

          Company Background

          The Company originally incorporated under the laws of the State of Utah on August 11, 1983 using the name Communitra Energy, Inc., with a stated principal business activity of investing in oil, gas and mineral leases, and/or products. By agreement of the shareholders of the Company on July 16, 1985, the name of the Company officially changed to Seafoods Plus, LTD. and expanded the purpose of the Company to include the processing and canning of seafoods.

          Seafoods Plus, LTD., a development stage company, has yet to commence its planned principal operations and has been in an essentially dormant status for the last nine years.


          Income Taxes

          In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting For Income Taxes," which is effective for fiscal years beginning after December 15, 1992. SFAS No. 109 requires the asset and liability method of accounting for income taxes. The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. The Company adopted SFAS No. 109 for financial reporting purposes in 1993. See note C below.

          Net Loss Per Common Share

          Net loss per common share is based on the weighted average number of shares outstanding.

          Use of Estimates in Preparation of Financial Statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B    Cash

          Cash is comprised of cash on deposit in the trust account of the corporate attorney.


NOTE C    Change in Accounting Principle -- Accounting for Income Taxes

          During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting for income taxes as of January 1, 1993 is $0, due to operating losses carried forward from prior years and unlikely nature of future earnings. For the years ended December 31, 1997 and 1996, the Company had no significant income tax expenses due to operating losses during those periods. Any deferred tax benefit arising from the operating losses carried forward would be offset entirely by a valuation allowance since it is not likely that the Company will be sufficiently profitable in the future to take advantage of the losses carried forward. The Company has no timing differences.

          The amount shown on the balance sheet for income taxes payable represents the annual minimum amount due to the State of Utah.

NOTE D    Liquidity

          The Company has accumulated losses from inception totaling $47,022, nominal assets and no operations at December 31, 1997. Financing for the Company's limited activities to date has been primarily provided by borrowing from shareholders and the issuance of common stock. The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized. Management is currently seeking a well-capitalized merger candidate in order to re-commence its operations. Should management be unsuccessful in its merger activities, it will have a material adverse effect on the Company.

NOTE E    Reverse Stock Split

          The Company filed Articles of Amendment to the Articles of Incorporation of Seafoods Plus, LTD. with the State of Utah, Department of Commerce on October 5, 1995 which included provisions for a reverse split of the outstanding shares of common stock at the ratio of one new share for every 16.17 shares issued and outstanding as of September 5, 1995, [the date of adoption by the stockholders at a meeting held on that same date] reducing the outstanding shares to 350,000, provided that no stockholder's holdings shall be reduced to less than one share as a result of the reverse split, with all fractional shares being rounded up to the nearest whole share. The rounding resulted in 350,012 shares of stock outstanding after the reverse split. All disclosures in the financial statements, with respect to the number of shares outstanding, are presented in post-split denominations.

NOTE F    Stockholder Loan

          A stockholder has paid expenses on behalf of the Company in the amount of $3,541 during the year ended December 31, 1997 and $4,236 during the year ended December 31, 1996. The Company has recorded a liability for these expenses to the stockholder. The unsecured loan bears no interest and is due on demand.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
                  Consolidated Balance Sheets

                                    ASSETS                                       June 30, 1998 (Unaudited)        April 30, 1998
CURRENT ASSET
     Cash                                                                        $                  22,820        $      382,568
     Accounts Receivable, less allowance for doubtful accounts of $22,500                        1,653,624             1,114,978
     Attorney Escrow Account                                                                       320,000                    -
     Inventories                                                                                 1,057,084               779,927
     Prepaid and refundable income taxes                                                            46,295                46,295
     Prepaid expenses and other current assets                                                      38,591                50,446
                                                                                 ---------------------------        -------------

                                                                                ---------------------------         -------------
Total Current Assets                                                                             3,138,414             2,374,214

PROPERTY AND EQUIPMENT, NET                                                                        232,024               241,416
OTHER ASSETS:
     Goodwill and other intangible assets                                                          410,195               415,797
     Security Deposits                                                                              31,343                31,343
                                                                                ----------------------------        -------------
                                                                                                   441,538               447,140
TOTAL ASSETS                                                                     $               3,811,976         $   3,062,770
                                                                                 =========================         =============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Note payable to bank                                                        $                 695,000         $   1,000,000
     Current maturities of long-term debt                                                           89,220                89,136
     Accounts Payable                                                                            1,936,974             1,025,775
     Accrued Expenses and other current liabilities                                                131,510               173,481
     Due to officer                                                                                 20,000                20,000
     Deferred Revenue                                                                              144,600               156,348
     Deferred income taxes                                                                             -                  10,000
                                                                                ----------------------------         ------------
                                                                                                 3,017,304             2,474,740
OTHER LIABILITIES
     Long-term debt, less current maturities                                                       156,990               171,897
     Notes payable to related party                                                                 20,832                70,832
                                                                                ----------------------------         ------------
                                                                                                   177,822               242,729
COMMITMENTS
SHAREHOLDERS EQUITY
     Common Stock, .001 par value, Authorized 50,000,000 shares, issued 2,583,518 in                 2,583                 1,650
     June and 1,650,000 in April
     Additional paid-in capital                                                                    423,167                43,650
     Retained Earnings                                                                             191,100               300,001
                                                                                ----------------------------         ------------
     Total Shareholder's equity                                                                    616,850               345,301
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $               3,811,976       $     3,062,770
                                                                                 =========================       ===============

See accompanying notes to consolidated financial statements.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                                          Two Months Ended June 30,
                                                                     1998                         1997
                                                            ----------------------       -------------------

NET SALES                                                     $        1,623,754           $      821,633
                                                              ------------------             --------------
COSTS AND EXPENSES:
     Cost of sales                                                     1,237,942                  614,582
     Selling, general and administrative expenses                        482,819                  377,527
                                                              ------------------             --------------
LOSS FROM OPERATIONS                                                     (97,007)                (170,476)
INTEREST EXPENSE                                                          21,894                    6,316
                                                              ------------------             --------------
LOSS BEFORE INCOME TAXES (CREDITS)                                      (118,901)                (176,792)
INCOME TAX (CREDITS):
     Current                                                                -                     (25,000)
     Deferred                                                            (10,000)                 (22,800)
                                                              ------------------             --------------
                                                                         (10,000)                 (47,800)

NET LOSS                                                      $         (108,901)           $    (128,992)
                                                              ==================            =============
WEIGHTED AVEERAGE COMMON SHARES OUTSTANDING                            1,799,940                1,587,220
                                                              ==================            =============
NET LOSS PER COMMON SHARE - BASIC AND DILUTED                 $            (0.06)           $       (0.08)
                                                              ==================            =============

See accompanying notes to consolidated financial statements.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
            Consolidated Statement of Changes in Shareholders' Equity
                     For the Two Months Ended June 30, 1998
                                  (Unaudited)


                                                       Common Stock

                                                                              Additional                   Total
                                                                               Paid-in       Retained   Shareholders'
                                              Shares          Amount           Capital       Earnings      equity
                                              ---------      ----------      -----------     --------    ------------

BALANCES, APRIL 30, 1998                      1,650,000      $    1,650      $   43,650      $   300,001   $   345,301
YEAR ENDED JUNE 30, 1998
   Sale of Common Stock and shares
         to be issued through
         Private Placement                      256,000             256         319,744               -        320,000
   Issuance of Common Stock to
         former Seafoods Plus Ltd.
         Shareholders in exchange
         for net assets                         571,450             571            (571)               -            -
   Issuance of Common Stock for
         services                                66,068              66          10,384                -        10,450
   Issuance of Common Stock upon
         conversion of note payable to related
         party                                   40,000              40          49,960                -        50,000
   Net loss                                           -               -               -         (108,901)     (108,901)
                                              ---------      ----------     -----------     -------------   ------------
BALANCES, JUNE 30, 1998                       2,583,518      $    2,584     $   423,167     $    191,100     $ 616,850
                                              =========      ==========     ===========     ============     ==========


See accompanying notes to consolidated financial statements.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
                            Statements of Cash Flows
                                   (Unaudited)

                                                                                          1998                 1997
                                                                                    ------------------    ----------------
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                          $  (108,901)           $   (128,992)
    Adjustments to reconcile net loss to net cash flows from operating activities
       Depreciation and amortization                                                       19,063                       -
       Deferred income taxes                                                              (10,000)                (22,800)
       Common Stock issued for services                                                    10,450                       -
       Changes in operating assets and liabilities:
             Accounts receivable                                                         (538,646)                456,899

             Inventories                                                                 (277,157)               (190,085)
             Prepaid and refundable income taxes                                                -                 (25,000)
             Prepaid expenses and other current assets                                     11,855                  (1,338)
             Security deposits                                                                  -                  (6,000)
             Accounts payable                                                             911,199                 (23,127)
             Accrued expenses and other current liabilities                               (41,971)                  4,662
             Deferred revenue                                                             (11,748)                 64,918
                                                                                    ------------------    ----------------
                    Net Cash flows from operating activities                              (35,856)                129,138
                                                                                    ------------------    ----------------
CASH FLOWS FROM INVESTING ACTIVITIES -
    Purchases of property and equipment                                                    (4,069)                 (9,769)
CASH FLOWS FROM FINANCING ACTIVITIES:                                               ------------------    ----------------
    Note payable to bank                                                                 (305,000)                100,000
    Payments on long term debt                                                            (14,823)                 (2,017)
    Advances from officer                                                                      -                   40,000
    Sale of common stock                                                                       -                   30,000
                                                                                    ------------------    ----------------
       Net cash flows from financing activities                                          (319,823)                167,983
                                                                                    ------------------    ----------------
NET CHANGE IN CASH                                                                       (359,748)                287,351
CASH, BEGINNING OF PERIOD                                                                 382,568                  30,444
CASH, END OF PERIOD                                                                   $    22,820           $     317,795
                                                                                      ===========          ==============
SUPPLEMENTAL, CASH FLOW INFORMATION:
    Interest paid                                                                     $   21,894           $        6,316
                                                                                    =============         ================
    Income taxes paid                                                                           -                       -
                                                                                   ==============         ================
    Proceeds from issuance of Common Stock in Escrow                                  $   320,000           $           -
                                                                                   ==============         ================
    Issuance of Common Stock upon conversion of Note payable to related party         $    50,000           $           -
                                                                                   ==============         ================

See accompanying notes to consolidated financial statements.

                        CADAPULT GRAPHIC SYSTEMS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION:

     The consolidated balance sheet as of April 30, 1998 has been derived from the audited balance sheet that will be included in the Company's Form 8K/A to be filed on or about August 31, 1998 and is presented for comparative purposes. All other financial statements are unaudited. All material intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

     Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These financial statements should read in conjunction with the financial statements and notes thereto included in the Company's 8K/A.

NOTE 2 - ORGANIZATION AND NATURE OF BUSINESS:

     Pursuant to an Agreement and Plan of Reorganization dated June 5, 1998 (the "Plan"), between the Registrant; Cadapult Graphic Systems, Inc., a New Jersey corporation ("Cadapult"); all of the stockholders of Cadapult (the "Cadapult Stockholders"); Jenson Services, Inc., a Utah corporation ("Jenson Services"); and Duane S. Jenson and Jeffrey D. Jenson (collectively, the "Jensons"), the Cadapult Stockholders became the controlling stockholders of the Registrant in a transaction viewed as a reverse acquisition, and Cadapult became a wholly-owned subsidiary of the Registrant. The Plan was treated as a recapitalization of Cadapult for accounting purposes, and the closing date of the Plan was June. 18, 1998. The historical financial statements of Seafoods Plus Ltd. prior to the merger will no longer be reported, as Cadapult's financial statements are now considered the financial statements of the ongoing reporting entity.

     On August 10, 1998, the shareholders approved an amendment to the Certificate of Incorporation of the Company to change the Company's name from Seafoods Plus, Ltd. to Cadapult Graphic Systems, Inc. The shareholders also approved the reincorporation of the Company as a Delaware corporation and a related Agreement and Plan of Merger pursuant to which the Company will be merged into a wholly-owned Delaware subsidiary. The Board of Directors of the Company and its New Jersey Subsidiary have authorized a Parent/Subsidiary merger of the two companies.

     On June 24, 1998 the Company elected to change its fiscal year from a December 31 year end to a June 30 year end. The transition period is included herein.

     The Company is engaged in the business of providing computer graphics systems, peripherals, supplies, training and service to graphics professionals. The Company is a value-added dealer of computer graphics equipment and supplies, including animation and design software and workstations, publishing software and workstations, file servers, networks, color scanners and color printers and copiers. The Company's markets include advertising and marketing companies, printers, quick print shops, services bureaus, animators and industrial designers, as well as the broad market for color printers.

NOTE 3 - PRIVATE PLACEMENT

     In August 1998, the Company completed a private placement through the sale of 524,000 shares of its Common stock for $655,000. Expenses associated with the private placement are estimated at $35,000, providing the Company with net proceeds of $620,000.

                Cadapult Graphic Systems, Inc. and Subsidiaries
                         Consolidated Balance Sheets
                                  (Unaudited)

                       ASSETS                         March 31,      June 30,
                                                       1999            1998
                                                    ------------   ------------
CURRENT ASSETS:
    Cash                                            $    223,263   $     22,820
    Accounts Receivable, Net                           1,802,187      1,653,624
    Attorney Escrow Account                                    -        320,000
    Inventories                                        1,022,882      1,057,084
    Prepaid and refundable income taxes                        -         46,295
    Prepaid expenses and other current assets             94,163         38,591
                                                    ------------    -----------
        Total Current Assets                        $  3,142,496      3,138,414

PROPERTY AND EQUIPMENT, NET                              437,096        232,024

OTHER ASSETS:
    Goodwill and other intangible assets, Net            705,894        410,195
    Deferred Income Taxes                                 39,000              -
    Security Deposits                                     31,343         31,343
                                                    ------------   ------------
                                                         776,237        441,538

TOTAL ASSETS                                        $  4,355,829  $   3,811,976
                                                    ============   ============

        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Note payable to Bank                            $  1,196,500   $    695,000
    Current maturities of long-term debt                  89,065         89,220
    Accounts Payable                                   1,668,887      1,936,974
    Accrued Expenses and other current liabilities        67,821        131,510
    Due to officer                                             -         20,000
    Deferred Revenue                                     239,781        144,600
                                                    ------------   ------------
                                                       3,262,055      3,017,304

OTHER LIABILITIES:
    Long-term debt, less current maturities               90,278        156,990
    Note payable to related party                         20,832         20,832
                                                    ------------   ------------
                                                         111,110        177,822

COMMITMENTS
SHAREHOLDERS' EQUITY
    Common Stock, .001 par value,
      Authorized 50,000,000 shares, issued 2,904,368
      in March and 2,583,518 in June                       2,905          2,583
    Additional paid-in capital                           879,055        423,167
    Retained Earnings                                    100,704        191,100
                                                      ----------    -----------
        Total Shareholders' equity                       982,664        616,850

Total Liabilities and Shareholders' Equity           $ 4,355,829    $ 3,811,976
                                                     ===========    ===========

See accompanying notes to consolidated financial statements.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                  (Unaudited)

                                                        Three Months Ended            Nine Months Ended
                                                             March 31,                    March 31,
                                                         1999          1998           1999          1998
                                                     -----------   -----------    -----------   -----------
NET SALES                                            $ 2,995,803   $ 1,976,501    $ 7,471,438   $ 5,670,032
                                                     -----------   -----------    -----------   -----------

COSTS AND EXPENSES:
   Cost of sales                                       2,115,523     1,468,441      5,350,337     4,127,783
   Selling, general and administrative expenses          803,143       536,417      2,152,200     1,516,605
                                                     -----------   -----------    -----------   -----------
INCOME (LOSS) FROM OPERATIONS                             77,137       (28,357)       (31,099)       25,664

INTEREST EXPENSE, NET                                     41,095        20,334         98,297        61,664
                                                     -----------   -----------    -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES (CREDITS)               36,042       (48,691)      (129,396)      (36,020)

INCOME TAXES (CREDITS):
   Current                                                     -        (4,000)             -             -
   Deferred                                                    -       (12,000)       (39,000)      (12,000)
                                                     -----------   -----------    -----------   -----------
                                                               -       (16,000)       (39,000)      (12,000)

NET INCOME (LOSS)                                    $    36,042   $   (32,691)   $   (90,396)  $   (24,020)
                                                     ===========   ===========    ===========   ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
    BASIC                                              2,904,368     1,630,000      2,788,600     1,630,000
                                                     ===========   ===========    ===========   ===========
    DILUTED                                            2,997,566             -              -             -
                                                     ===========   ===========    ===========   ===========

NET INCOME (LOSS) PER COMMON SHARE:
    BASIC                                            $      0.01   $     (0.02)   $     (0.03)  $     (0.01)
                                                     ===========   ===========    ===========   ===========
    DILUTED                                          $      0.01   $         -    $         -   $         -
                                                     ===========   ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
            Consolidated Statement of Changes in Shareholders' Equity
                        Nine Months Ended March 31, 1999
                                  (Unaudited)


                                                                    Additional                   Total
                                                Common Stock          Paid-in     Retained    Shareholders'
                                             Shares      Amount       Capital     Earnings        Equity
                                           ----------  ----------   ----------   ----------   -------------
BALANCES, JUNE 30, 1998                     2,583,518  $    2,583   $  423,167   $  191,100         616,850

Sale of Common Stock issued through
   Private Placement                          228,000         229   $  249,771            -         250,000
Issuance of Stock for Acquisition              92,850          93      185,607            -         185,700
Issuance of Warrants for services                   -           -       20,510            -          20,510
Net loss                                            -           -            -      (90,396)        (90,396)
                                           ----------  ----------   ----------   ----------   -------------
BALANCES, MARCH 31, 1999                    2,904,368  $    2,905   $  879,055   $  100,704   $     982,664
                                           ==========  ==========   ==========   ==========   =============

See accompanying notes to consolidated financial statements.

                 Cadapult Graphic Systems, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                           Nine Months Ended
                                                                               March 31,
                                                                        1999              1998
                                                                    ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Loss                                                         $   (90,396)      $   (24,020)
   Adjustments to reconcile net loss to net cash
      flows from operating activities:
         Depreciation and amortization                                  108,540            56,419
         Deferred income taxes                                          (39,000)          (35,177)
         Issuance of Warrants for services                               20,510                 -
         Changes in operating assets and liabilities:
            Accounts receivable                                          67,288          (353,492)
            Inventories                                                 322,569            70,838
            Prepaid and refundable income taxes                          46,295            25,000
            Prepaid expenses and other current assets                   (40,685)          (27,659)
            Security deposits                                                 -             1,148
            Accounts payable                                           (448,101)          136,913
            Accrued expenses and other current liabilities              (63,689)           11,334
            Deferred revenue                                             95,181           (39,883)
                                                                    ------------      ------------
               Net cash flows from operating activities                 (21,487)         (178,578)
                                                                    ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Costs related to acquisition                                         (19,885)                -
   Costs of net assets of acquired business                                   -          (546,431)
   Purchases of property and equipment                                  (93,865)          (93,015)
                                                                    ------------      ------------
               Net cash flows from investing activities                (113,750)         (639,446)
                                                                    ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Note payable to bank                                                (147,453)          365,000
   Proceeds of long term debt                                                 -           250,000
   Payments on long term debt                                           (66,867)           (7,430)
   Due to officer                                                       (20,000)          (20,000)
   Attorney Escrow Account                                              320,000                 -
   Sale of common stock, Net                                            250,000                 -
                                                                    ------------      ------------
               Net cash flows from financing activities                 335,679           587,570
                                                                    ------------      ------------

NET CHANGE IN CASH                                                      200,443          (230,454)

CASH, BEGINNING OF PERIOD                                                22,820           317,796
                                                                    ------------      ------------

CASH, END OF PERIOD                                                 $   223,263       $    87,342
                                                                    ============      ============

SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                                    $    98,297       $    61,664
                                                                    ============      ============
   Income taxes paid                                                          -                 -
                                                                    ============      ============
   Noncash investing activity-
      Acquisition of business:
         Fair value of assets acquired                              $ 1,014,667       $   865,115
         Fair value of liabilities assumed                              828,967           318,684
         Fair value of common stock issued                              185,700                 -
                                                                    ------------      ------------
            Met cash payment                                        $        -        $   546,431
                                                                    ============      ============

See accompanying notes to consolidated financial statements.

                         CADAPULT GRAPHIC SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION:

      The consolidated balance sheet as of June 30, 1998 has been derived from the unaudited balance sheet that was included in the Company's transition report filed on Form 10-QSB/A for the two month transition period ended June 30, 1998 and is presented for comparative purposes. All other financial statements are unaudited. All material intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

      Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's form 8K/A filed August 27, 1998.

NOTE 2 - ORGANIZATION AND NATURE OF BUSINESS:

      Pursuant to an Agreement and Plan of Reorganization dated June 5, 1998 (the "Plan"), between the Registrant; Cadapult Graphic Systems, Inc., a New Jersey corporation ("Cadapult"); all of the stockholders of Cadapult (the "Cadapult Stockholders"); Jenson Services, Inc., a Utah corporation ("Jenson Services"); and Duane S. Jenson and Jeffrey D. Jenson (collectively, the "Jensons"), the Cadapult Stockholders became the controlling stockholders of the Registrant in a transaction viewed as a reverse acquisition, and Cadapult became a wholly-owned subsidiary of the Registrant. The Plan was treated as a recapitalization of Cadapult for accounting purposes, and the closing date of the Plan was June 18, 1998. The historical financial statements of Seafoods Plus Ltd. prior to the merger will no longer be reported, as Cadapult's financial statements are now considered the financial statements of the ongoing reporting entity.

      On August 10, 1998, the stockholders approved an amendment to the Certificate of Incorporation of the Company to change the Company's name from Seafoods Plus Ltd. to Cadapult Graphic Systems, Inc. The stockholders also approved the reincorporation of the Company as a Delaware corporation and a related Agreement and Plan of Merger pursuant to which the Company will be merged into a wholly-owned Delaware subsidiary. The Board of Directors of the Company and its New Jersey Subsidiary have authorized a Parent/Subsidiary merger of the two companies.

      On June 24, 1998 the Company elected to change its fiscal year from a March 31 year end to a June 30 year end.

      The Company is engaged in the business of providing computer graphics systems, peripherals, supplies, training and service to graphics professionals. The Company is a value-added dealer of computer graphics equipment and supplies, including animation and design software and workstations, publishing software and workstations, file servers, networks, color scanners and color printers and copiers. The Company's markets include advertising and marketing companies, printers, quick print shops, services bureaus, animators and industrial designers, as well as the broad market for color printers.

NOTE 3 - PRIVATE PLACEMENT

      From June 1998 through August 1998, the Company completed a private placement through the sale of 524,000 shares of its Common stock for $655,000. Expenses associated with the private placement were approximately $35,000, providing the Company with net proceeds of $620,000.

NOTE 4 - COMMITTMENT

      On September 4, 1998, the Company entered into a Lease Modification Agreement for its New Jersey headquarters facility, to extend its current lease to March 31, 2002. The Annual Base Rental was reduced to $79,332 from $91,232 effective March 31, 1999.

      On April 9, 1999, the Company entered into a Loan and Security Agreement with a lending institution. Under the Loan and Security Agreement, the lender will advance up to 85% against eligible receivables and 50% against eligible inventory, not to exceed an aggregate of $6 million. The term of the Agreement is two years, and it carries an interest rate of the lender's base rate plus 2%.

NOTE 5 - EARNINGS PER SHARE

      In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earning Per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed using the weighted average number of shares outstanding. Diluted earnings per common share is computed using the weighted average number of shares outstanding adjusted for the incremental share attributed to outstanding options and warrants to purchase common stock. All earnings per share amount for all periods have been presented in accordance with SFAS No. 128 requirements.

      The following table sets forth the computation of basic and diluted earnings per share :

                                                      Three Months                 Nine Months
                                                          Ended                       Ended
March 31,                                          1999          1998          1999          1998
                                                ----------    ----------    ----------    ----------
Numerator:
   Net income (loss)                               $36,042      $(32,691)     $(90,396)     $(24,020)
                                                ==========    ==========    ==========    ==========

Denominator:
   Denominator for basic earnings per share:
      Weighted average shares                    2,904,368     1,630,000     2,788,600     1,630,000
                                                ----------    ----------    ----------    ----------
   Effect of dilutive securities
      Employee stock options                        93,198             -             -             -
                                                ----------    ----------    ----------    ----------
   Denominator for diluted earnings per share    2,997,566     1,630,000     2,788,600     1,630,000
                                                ==========    ==========    ==========    ==========

   Earnings (loss) per share:
      Basic                                          $0.01        $(0.02)       $(0.03)       $(0.01)
                                                ==========    ==========    ==========    ==========
      Diluted                                        $0.01             -             -             -
                                                ==========    ==========    ==========    ==========


      The following warrants to purchase common stock were excluded from the computation of diluted earnings per share for the three and nine months ended March 31, 1999 and 1998 because the warrants' exercise price was greater than the average market price of the common stock:

                                                      Three Months                 Nine Months
                                                          Ended                       Ended
March 31,                                          1999          1998          1999          1998
                                                ----------    ----------    ----------    ----------
Anti-dilutive warrants                             105,000             -       105,000             -
                                                ==========    ==========    ==========    ==========

NOTE 6 - ACQUISITION

      On January 7, 1999, the registrant completed the closing of the acquisition of certain assets of Tartan Technical, Inc., a Massachusetts corporation ("Tartan"), pursuant to an Asset Purchase Agreement dated December 17, 1998 (the "Purchase Agreement"). The registrant acquired certain assets of Tartan, including, but not limited to, accounts receivable; inventory; certain property and equipment; corporate name; its customer lists and other intangible assets. The consideration given by the registrant pursuant to the Purchase Agreement was the issuance of 185,700 shares of unregistered and restricted common stock of registrant, of which 92,850 shares were placed in escrow to be released pending the acquired business' achievement of certain gross profit goals on the first and second anniversary of the close, and the assumption of certain liabilities. Until the gross profit contingency is resolved, 92,850 shares will be considered outstanding. An 8K/A filed March 18, 1999 included financial statements, notes and proforma financial statements relating to the Tartan acquisition.

          MANAGEMENT'S DISCSSION AND ANALYSIS OR PLAN OF OPERATIONS

      The following contains the Company's management's discussion and analysis as statements as set forth in the Company's Quarterly Report on Form 10-QSB/A for the Transition Period ending June 30, 1998, filed on or about September 1, 1998, and in the Company's Quarterly Report on Form 10-QSB, filed on or about May 4, 1999.

Discussion for the Transition Period Ending June 30, 1998
---------------------------------------------------------

The following discussion and analysis should be read in conjunction with the information set forth in the unaudited financial statements and notes thereto, included elsewhere herein, and the audited financial statements and the notes thereto, included in the Form 8K/A, to be filed on or about August 31, 1998.

Results of Operations
For the Two Months Ended June 30, 1998 and 1997

Sales. Consolidated sales for the two months ended June 30, 1998 compared to the same period in 1997, increased approximately 100% to $1,623,754 from $821,633. This increase was due to additional sales of $238,877 generated from the acquisition of BBG Technologies, which was completed in March 1998, and from increased sales to existing and new customers. The revenue mix in 1998 between systems, supplies and services has remained comparable to the same period in 1997.

Cost of Sales. Cost of Sales for the two months ended June 30, 1998 were $1,237,942, or approximately 76% of sales, as compared to $614,582 or approximately 75% of sales for the comparable period in 1997. The Cost of Revenues in 1998 have remained consistent from the same period in 1997, along with the revenue mix.

Selling, General and Administrative. For the two months ended June 30, 1998, Selling, General and Administrative expenses increased to $482,819 from $377,527, which represents a drop to 30% of sales from 46% of sales. The dollar increase in 1998 is due mainly to an increase in legal, accounting and consulting fees associated with the merger and being a publicly held company, and to amortization of goodwill resulting from the acquisition of BBG Technologies in March 1998. The percentage decrease can be attributed to the increase in sales as described above.

Interest Expense. For the two months ended June 30, 1998, Interest expense increased to $21,894 from $6,316. The increase in 1998 is due primarily to the increase in borrowing due to the acquisition of BBG Technologies in March 1998.

Income Taxes. For the two months ended June 30, 1998, the Company has not recorded a tax benefit of a net operating loss carryforward due to the uncertainty of its future utilization. For the two months ended June 1997, the Company was able to carry back its net operating losses.

Net Loss. For the two month period ended June 30, 1998, the Company incurred a net loss of $108,901 or $0.06 per share as compared to a net loss of $128,992 or $0.08 per share for the corresponding two month period ended June 30, 1997.

Liquidity and Capital Resources

The Company has an agreement with a bank under which it can borrow up to $1,200,000 under a revolving line of credit, subject to availability of collateral. Borrowings bear interest at 1% over the bank's base rate, are payable on demand and are collateralized by all assets of the Company. As of June 30, 1998 the Company had used $695,000 of this line.

Through August of 1998, the Company successfully completed a private offering for $655,000 consisting of 524,000 shares of Common Stock at a purchase price of $1.25. As of June 30, 1998, the Company had on deposit $320,000 with an escrow agent, which was subsequently released to the Company in August, 1998. The Company plans to use the proceeds for strategic acquisitions complimentary to its core business.

The Company had a negative cash flow of $359,748 for the two months ended June 30, 1998. This resulted primarily from the repayment of $305,000 from the credit line and $14,823 on long term debt. Cash used in operations resulted in negative cash flows of $35,856 which consists of an increase in accounts receivable of $538,646 and an increase in inventory of $277,157, offset by an increase in accounts payable of $911,199.

Seasonality

It is anticipated that the Company's cash flow from operations will be significantly greater in the fall and winter months than in the spring and summer months due to the purchasing cycles associated with the Company's products. In the event that the Company is unable to generate sufficient cash flows from operations during the seasons of peak operations, the Company may be required to utilize other cash reserves (if any) or seek additional equity/debt financing to meet operating expenses, and there can be no assurance that there will be any other cash reserves or that additional financing will be available or, if available, on reasonable terms.

Year 2000 Discussion

Many computer programs were designed to perform data computations on the last two digits of the numerical value of the year. When computations referencing the year 2000 are performed, these program may interpret -00- as the year 1900 and could either corrupt the date-related computations or not process them at all. As a result, many software and computer systems may need to be upgraded or replaced in order comply with such year 2000 requirements.

The Company has reviewed all its computer systems, which are provided by third-party manufacturers. The manufacturers have represented to the Company that their systems are or will be year 2000 compliant. However, the Company could be adversely impacted by year 2000 issues faced by significant customers, vendors, suppliers, financial service organizations and other third parties with whom the Company conducts business. The Company still needs to determine the degree of its customers, vendors, suppliers, and financial service organizations' preparedness and whether alternate vendors, suppliers, and financial service organizations will be needed or available in the event of any disruption in the supply of goods or services to the Company. The Company still needs to assess its potential liability to such third parties if the Company is not year 2000 compliant. The Company still needs to assess the potential costs related to addressing year 2000 issues. The Company does not presently have a contingency plan related to year 2000 issues and may create a contingency plan upon further assessment of the issues.

Forward Looking Statements

The foregoing management discussion and analysis contains forward-looking statements and information that are based on management's beliefs, as well as assumptions made by, and information currently available to, management. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the Company's continuing ability to obtain additional financing, dependence on contracts with suppliers, competitive pricing for the Company's products, demand for the Company's products which depends upon the condition of the computer industry, and the effects of increased indebtedness as a result of the Company's business acquisitions. Except for the historical information contained in this new release, all forward-looking information are estimates by the Company's management and are subject to various risks, uncertainties and other factors that may be beyond the Company's control and may cause results to differ from management's current expectations, which may cause actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Discussion for the Period Ending March 31, 1999
-----------------------------------------------

      The following discussion and analysis should be read in conjunction with the information set forth in the unaudited financial statements and notes thereto, included elsewhere herein, and the audited financial statements and the notes thereto, included in the Form 8K/A filed August 27, 1998.

Results of Operations
For the Three Months and Nine Months Ended March 31, 1999 and 1998

Sales. Consolidated sales for the three months ended March 31, 1999 compared to the same period in 1998, increased approximately 52% to $2,995,803 from $1,976,501. Consolidated sales for the nine months ended March 31, 1999 compared to the same period in 1998, increased approximately 32% to $7,471,438 from $5,670,032. The revenue mix in 1999 has shifted with supplies revenue increasing as a percentage of total sales, while systems revenue has decreased as a percentage of total sales. Service revenues, as a percentage of sales have remained consistent. The increase in sales can be primarily attributed to the acquisition of Tartan in January 1999.

Cost of Sales. Cost of Sales for the three months ended March 31, 1999 were $2,115,523, or approximately 70.6% of sales, as compared to $1,468,441 or approximately 74.3% of sales for the comparable period in 1998. Cost of Sales for the nine months ended March 31, 1999 were $5,350,337, or approximately 71.6% of sales, as compared to $4,127,783 or approximately 72.8% of sales for the comparable period in 1998. The Cost of Sales in 1999 has decreased slightly due to the sale of private label supplies at significantly higher margins.

Selling, General and Administrative. For the three months ended March 31, 1999, Selling, General and Administrative expenses increased to $803,143 from $536,417, which represents a decrease to 26.8% of sales from 27.1% of sales. For the nine months ended March 31, 1999, Selling, General and Administrative expenses increased to $2,152,200 from $1,516,605, which represents a increase to 28.8% of sales from 26.7% of sales. The increase in 1999 is due mainly to an increase in legal, accounting and consulting fees associated with the merger and being a publicly held company, to amortization of goodwill resulting from the acquisition of BBG Technologies in March 1998, and Tartan in January 1999, and to increased payroll resulting from an increase in personnel to 36 employees from 22 employees. The increase in personnel can be attributed to staff additions associated with the acquisition of Tartan.

Interest Expense. For the three months ended March 31, 1999, Interest expense increased to $41,095 from $20,334. For the nine months ended March 31, 1999, Interest expense increased to $98,297 from $61,664. The increase in 1999 is due primarily to the increase in borrowing due to the acquisition of BBG Technologies in March 1998, and to the acquisition of Tartan in January 1999.

Income Taxes. For the three months ended March 31, 1999, the Company has recorded no income tax expense, as it had previously recorded a tax benefit of a net operating loss carryforward of $39,000, net of a valuation allowance of $26,600. For the three months ended March 31, 1999, the Company effectively reduced its valuation allowance. For the nine months ended March 31, 1999, the

Company has recorded a tax benefit of a net operating loss carryforward of $39,000. For the three months ended March 1998, the Company recorded a $4,000 current income tax credit and a $12,000 deferred income tax credit. For the nine months ended March 1998, the Company recorded a tax benefit of a net operating loss carryforward of $12,000.

Net Income (Loss). For the three month period ended March 31, 1999, the Company had net income of $36,042 or $0.01 per basic and diluted share as compared to a net loss of $32,691 or $0.02 per share, for the corresponding three month period ended March 31, 1998. For the nine month period ended March 31, 1999, the Company incurred a net loss of $90,396 or $0.03 per share as compared to a net loss of $24,020 or $0.01 per share for the corresponding nine month period ended March 31, 1998.

Liquidity and Capital Resources

The Company has an agreement with a lender under which it can borrow up to $6,000,000 under a revolving line of credit, subject to availability of collateral. Borrowings bear interest at 2% over the lender's base rate, are payable on demand and are collateralized by all assets of the Company. As of March 31, 1999 the Company had used $1,196,500 of this line.

In August of 1998, the Company successfully completed a private placement for $655,000 consisting of 524,000 shares of Common Stock at a purchase price of $1.25. Expenses associated with the private placement are estimated at $35,000, providing the Company with net proceeds of $620,000. The Company used substantially all of the proceeds in the retirement of bank debt assumed in the acquisition of Tartan in January 1999.

The Company had positive cash flow of $200,443 for the nine months ended March 31, 1999. Cash used in operations resulted in negative cash flows of $21,487 which primarily consists of a decrease in accounts receivable of $67,288 and a decrease in inventory of $322,569 and a increase in deferred revenue of $95,181, offset by a decrease in accounts payable and accrued liabilities of $551,790.

Inflation

The Company has historically offset any inflation in operating costs by a combination of increased productivity and price increases, where appropriate. The Company does not expect inflation to have a significant impact on its business in the future.

Seasonality

It is anticipated that the Company's cash flow from operations will be significantly greater in the fall and winter months than in the spring and summer months due to the purchasing cycles associated with the Company's products. In the event that the Company is unable to generate sufficient cash flows from operations during the seasons of peak operations, the Company may be required to utilize other cash reserves (if any) or seek additional equity/debt financing to meet operating expenses, and there can be no assurance that there will be any other cash reserves or that additional financing will be available or, if available, on reasonable terms.

Year 2000 Discussion

Many computer programs were designed to perform data computations on the last two digits of the numerical value of the year. When computations referencing the year 2000 are performed, these program may interpret -00- as the year 1900 and could either corrupt the date-related computations or not process them at all. As a result, many software and computer systems may need to be upgraded or replaced in order comply with such year 2000 requirements.

The Company has reviewed all its computer systems, which are provided by third-party manufacturers. The manufacturers have represented to the Company that their systems are or will be year 2000 compliant. The Company at this time does not anticipate incurring significant additional costs to address the year 2000 issue, although the effectiveness of the Company's present efforts to address the issues cannot be assured. However, the Company could be adversely impacted by year 2000 issues faced by significant customers, vendors, suppliers and financial service organizations with whom the Company conducts business.
The Company still needs to determine the degree of its customers, vendors, suppliers and financial service organizations preparedness and whether alternate vendors, suppliers and financial service organizations will be needed or available in the event of any disruption in the supply of goods or services to the Company. The Company presently does not have a contingency plan related to Year 2000 issues, and upon further assessment, the Company may create one.

Forward Looking Statements

The foregoing management discussion and analysis contains forward-looking statements and information that are based on management's beliefs, as well as assumptions made by, and information currently available to, management. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the Company's continuing ability to obtain additional financing, dependence on contracts with suppliers, competitive pricing for the Company's products, demand for the Company's products which depends upon the condition of the computer industry, and the effects of increased indebtedness as a result of the Company's business acquisitions. Except for the historical information contained in this new release, all forward-looking information are estimates by the Company's management and are subject to various risks, uncertainties and other factors that may be beyond the Company's control and may cause results to differ from management's current expectations, which may cause actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On July 6, 1998, the Company informed Mantyla, McReynolds & Associates that it had been replaced as the Company's principal accountants. The former principal accountants' report on the financial statements for either of the past two years neither contained an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. The Company's decision to change its principal accountant was recommended and approved by the Company's Board of Directors. There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Company has authorized the former accountants to respond fully to all inquires of the successor accountant concerning any matter.

     On July 6, 1998, the Company engaged Wiss & Company, LLP as its principal accountants. Wiss & Company, LLP has been the principal accountants for Cadapult Graphic Systems Inc., a New Jersey corporation ("Cadapult"), since April 23, 1998. Pursuant to a reorganization which was completed on June 18, 1998, Cadapult became a wholly-owned subsidiary of the Company. The Board of Directors of the Company has selected Wiss & Company to serve as the Company's principal accountants.




                                    By Order of the Board of Directors

                                    /s/  Michael W. Levin
                                    President and Chief Executive Officer


June 30, 1999

                                                                    EXHIBIT A

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                         CADAPULT GRAPHIC SYSTEMS, INC.


It is hereby certified that:

      1. The name of the corporation (hereinafter called the "corporation") is Cadapult Graphic Systems, Inc.

      2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

            "FOURTH: The total number of shares of stock that this corporation is authorized to issue is twenty five million (25,000,000), consisting of twenty million (20,000,000) shares of common stock with $.001 par value per share and five million (5,000,000) shares of preferred stock with $.001 par value.

            A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

            B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of common stock shall have one vote."

      3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the state of Delaware.

      IN WITNESS WHEREOF, the undersigned, being the President and Chairman of the Board of Directors of the corporation, does make and file this Certificate of Amendment to the Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly hereunto has set his hand and seal this __th of August, 1999.


                                    ___________________________________
                                    Michael W. Levin
                                    President and Chairman of the Board